SUB-ITEM 77I

Terms of new or amended securities

On July 23, 2014, Form Type 485(b), Accession No. 0001437749-14-013163, an amendment to the registration statement of American Century International Bond Funds, was filed with the Securities and Exchange Commission. This amendment registered a new fund, Emerging Markets Debt Fund, effective July 24, 2014, and describes the characteristics of the new funds.